Exhibit 23.2



                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
EVTC, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-8355) on Form S-8 of EVTC, Inc. of our report, dated January 11, 2002 relating to the consolidated balance sheets of EVTC, Inc. and subsidiaries as of September 30, 2001, 2000 and 1999, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the years then ended, and related financial statement schedule, which report appears in the September 30, 2001 annual report on Form 10-K of EVTC, Inc. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going conern.







BDO Seidman, LLP
Dallas, Texas
January 11, 2002